Exhibit 99.1

red violet Announces Third Quarter 2020 Financial Results

Strong Sequential Revenue Growth Fuels Record Gross Profit

BOCA RATON, Fla. – November 10, 2020 – Red Violet, Inc. (NASDAQ: RDVT), a leading analytics and information solutions provider, today announced financial results for the quarter ended September 30, 2020.

“We delivered another strong quarter during an incredibly challenging time, further demonstrating the applicability of our technology and solutions across diverse markets and industries, as well as the necessity of integrating our solutions to enable better data-driven decisioning,” stated Derek Dubner, red violet’s CEO. “The momentum we experienced exiting the second quarter continued throughout the third quarter, generating a 31% sequential increase in revenue to $9.3 million and 130% sequential increase in adjusted EBITDA to a record $2.1 million. I am extremely proud of the performance of our team and remain optimistic in our ability to continue to drive growth for the foreseeable future.”

Third Quarter Financial Results

For the three months ended September 30, 2020 as compared to the three months ended September 30, 2019:

•	Total revenue increased 12% to $9.3 million. Platform revenue increased 27% to $9.0 million. Services revenue decreased 75% to $0.3 million.
•	Net loss narrowed 7% to $0.9 million.
•	Adjusted EBITDA increased 84% to $2.1 million.
•	Gross profit increased 24% to $5.5 million. Gross margin increased to 59% from 54%.
•	Adjusted gross profit increased 28% to $6.6 million. Adjusted gross margin increased to 71% from 62%.
•	Generated $1.7 million in cash from operating activities in the third quarter.
•	Cash and cash equivalents were $12.4 million as of September 30, 2020.

Third Quarter and Recent Business Highlights

•

Our high-margin, platform revenue demonstrated accelerated growth throughout the third quarter. As a result, we generated a record 71% adjusted gross margin, producing a record adjusted gross profit of $6.6 million. Adjusted EBITDA increased 84% over prior year and increased 130% on a sequential quarter basis to $2.1 million.

•	Increased customer adoption of idiCORE™ with over 380 new customers added to the platform in the third quarter.
•	FOREWARN®, our subscription app-based real estate solution, added over 4,000 users in the third quarter.
•	Strong revenue growth from existing customer expansion. Growth revenue from existing customers increased 116% over prior year and 151% on a sequential quarter basis.

Use of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted gross profit and adjusted gross margin. Adjusted EBITDA is a financial measure equal to net loss, the most directly comparable financial measure based on GAAP, excluding interest expense (income), net, depreciation and amortization, share-based compensation expense, and write-off of long-lived assets and others. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue.

Conference Call

In conjunction with this release, red violet will host a conference call and webcast today at 4:30pm ET to discuss its quarterly results and provide a business update.  To listen to the call, please dial (877) 665-6635 for domestic callers or (602) 563-8608 for international callers, using the passcode 1356743. To access the live audio webcast, visit the Investors section of the red violet website at www.redviolet.com. Please login at least 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be required.  Following the completion of the conference call, a replay will be available for approximately one week by dialing

(855) 859-2056 or (404) 537-3406 with the replay passcode 1356743. An archived webcast of the conference call will be available on the Investors section of the red violet website at www.redviolet.com.

About red violet®

At red violet, we believe that time is your most valuable asset. Through powerful analytics, we transform data into intelligence, in a fast and efficient manner, so that our clients can spend their time on what matters most - running their organizations with confidence. Through leading-edge, proprietary technology and a massive data repository, our analytics and information solutions harness the power of data fusion, uncovering the relevance of disparate data points and converting them into comprehensive and insightful views of people, businesses, assets and their interrelationships. We empower clients across markets and industries to better execute all aspects of their business, from managing risk, recovering debt, identifying fraud and abuse, and ensuring legislative compliance, to identifying and acquiring customers. At red violet, we are dedicated to making the world a safer place and reducing the cost of doing business. For more information, please visit www.redviolet.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including the impact of the Covid-19 pandemic on our current and future results of operations and whether we will continue to drive growth for the foreseeable future. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in red violet's Form 10-K for the year ended December 31, 2019 filed on March 12, 2020, as may be supplemented or amended by the Company's other SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

RED VIOLET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(unaudited)

	September 30, 2020	December 31, 2019
ASSETS:
Current assets:
Cash and cash equivalents	$12,441	$11,776
Accounts receivable, net of allowance for doubtful accounts of $20 and $40 as of September 30, 2020 and December 31, 2019, respectively	2,920	3,543
Prepaid expenses and other current assets	616	722
Total current assets	15,977	16,041
Property and equipment, net	555	660
Intangible assets, net	26,977	24,034
Goodwill	5,227	5,227
Right-of-use assets	2,279	2,620
Other noncurrent assets	93	289
Total assets	$51,108	$48,871
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,199	$2,138
Accrued expenses and other current liabilities	775	1,571
Current portion of operating lease liabilities	536	491
Current portion of long-term loan	1,059	-
Deferred revenue	180	128
Total current liabilities	4,749	4,328
Noncurrent operating lease liabilities	2,052	2,459
Long-term loan	1,093	-
Total liabilities	7,894	6,787
Shareholders' equity:
Preferred stock—$0.001 par value, 10,000,000 shares authorized, and 0 shares issued and outstanding, as of September 30, 2020 and December 31, 2019	-	-
Common stock—$0.001 par value, 200,000,000 shares authorized, 12,371,665 and 11,657,912 shares issued, 12,146,910 and 11,554,765 shares outstanding, as of September 30, 2020 and December 31, 2019	13	12
Treasury stock, at cost, 224,755 and 103,147 shares as of September 30, 2020 and December 31, 2019	(3,083)	(1,255)
Additional paid-in capital	67,082	59,187
Accumulated deficit	(20,798)	(15,860)
Total shareholders' equity	43,214	42,084
Total liabilities and shareholders' equity	$51,108	$48,871

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$9,267	$8,257	$25,623	$21,236
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization)	2,703	3,122	8,582	8,843
Sales and marketing expenses	2,217	1,925	6,139	5,428
General and administrative expenses	4,147	3,498	12,844	11,259
Depreciation and amortization	1,118	750	3,020	2,049
Total costs and expenses	10,185	9,295	30,585	27,579
Loss from operations	(918)	(1,038)	(4,962)	(6,343)
Interest (expense) income, net	(7)	46	24	123
Loss before income taxes	(925)	(992)	(4,938)	(6,220)
Income taxes	-	-	-	-
Net loss	$(925)	$(992)	$(4,938)	$(6,220)
Loss per share:
Basic and diluted	$(0.08)	$(0.09)	$(0.42)	$(0.59)
Weighted average number of shares outstanding:
Basic and diluted	12,072,716	10,917,673	11,758,907	10,497,036

(1) Share-based compensation expense in each category:
Sales and marketing expenses	$151	$114	$460	$290
General and administrative expenses	1,702	1,293	5,956	5,000
Total	$1,853	$1,407	$6,416	$5,290

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,938)	$(6,220)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,020	2,049
Share-based compensation expense	6,416	5,290
Write-off of long-lived assets	117	30
Provision for bad debts	360	398
Noncash lease expenses	341	313
Interest expense	7	-
Changes in assets and liabilities:
Accounts receivable	263	(1,458)
Prepaid expenses and other current assets	106	40
Other noncurrent assets	109	254
Accounts payable	61	235
Accrued expenses and other current liabilities	(803)	(183)
Deferred revenue	52	9
Operating lease liabilities	(362)	(322)
Net cash provided by operating activities	4,749	435
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(98)	(71)
Capitalized costs included in intangible assets	(4,310)	(4,413)
Net cash used in investing activities	(4,408)	(4,484)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares, net of issuance costs	-	7,436
Proceeds from long-term loan	2,152	-
Taxes paid related to net share settlement of vesting of restricted stock units	(1,828)	-
Net cash provided by financing activities	324	7,436
Net increase in cash and cash equivalents	$665	$3,387
Cash and cash equivalents at beginning of period	11,776	9,950
Cash and cash equivalents at end of period	$12,441	$13,337
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Share-based compensation capitalized in intangible assets	$1,480	$526
Right-of-use assets obtained in exchange of operating lease liabilities	$-	$3,042
Operating lease liabilities arising from obtaining right-of-use assets	$-	$3,387

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted gross profit and adjusted gross margin. Adjusted EBITDA is a financial measure equal to net loss, the most directly comparable financial measure based on GAAP, excluding interest expense (income), net, depreciation and amortization, share-based compensation expense, and write-off of long-lived assets and others, as noted in the tables below. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue.

	Three Months Ended September 30,		Three Months Ended	Nine Months Ended September 30,
(In thousands)	2020	2019	June 30, 2020	2020	2019
Net loss	$(925)	$(992)	$(2,532)	$(4,938)	$(6,220)
Interest expense (income), net	7	(46)	-	(24)	(123)
Depreciation and amortization	1,118	750	992	3,020	2,049
Share-based compensation expense	1,853	1,407	2,342	6,416	5,290
Write-off of long-lived assets and others	35	18	106	252	95
Adjusted EBITDA	$2,088	$1,137	$908	$4,726	$1,091

The following is a reconciliation of gross profit, the most directly comparable GAAP financial measure, to adjusted gross profit:

	Three Months Ended September 30,		Three Months Ended	Nine Months Ended September 30,
(In thousands)	2020	2019	June 30, 2020	2020	2019
Revenue	$9,267	$8,257	$7,056	$25,623	$21,236
Cost of revenue (exclusive of depreciation and amortization)	(2,703)	(3,122)	(2,587)	(8,582)	(8,843)
Depreciation and amortization of intangible assets	(1,063)	(689)	(934)	(2,847)	(1,860)
Gross profit	5,501	4,446	3,535	14,194	10,533
Depreciation and amortization of intangible assets	1,063	689	934	2,847	1,860
Adjusted gross profit	$6,564	$5,135	$4,469	$17,041	$12,393

Gross margin	59%	54%	50%	55%	50%
Adjusted gross margin	71%	62%	63%	67%	58%

In order to assist readers of our condensed consolidated financial statements in understanding the operating results that management uses to evaluate the business and for financial planning purposes, we present non-GAAP measures of adjusted EBITDA, adjusted gross profit and adjusted gross margin as supplemental measures of our operating performance. We believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use them as an integral part of our internal reporting to measure the performance and operating strength of our business.

We believe adjusted EBITDA, adjusted gross profit and adjusted gross margin are relevant and provide useful information frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business. We believe adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, share-based compensation expense and the impact of other non-recurring items, providing useful comparisons versus prior periods or forecasts. Our adjusted gross profit is a measure used by management in evaluating the business’s current operating performance by excluding the impact of prior historical costs of assets that are expensed systematically and allocated over the estimated useful lives of the assets, which may not be indicative of the current operating activity. Our adjusted gross profit is calculated by using revenue, less cost of revenue (exclusive of depreciation and amortization). We believe adjusted gross profit provides useful information to our investors by eliminating the impact of non-cash depreciation and amortization, and specifically the amortization of software developed for internal use, providing a baseline of our core operating results that allow for analyzing trends in our underlying business consistently over multiple periods. Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue.

Adjusted EBITDA, adjusted gross profit and adjusted gross margin are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, financial measures presented in accordance with GAAP. The way we measure adjusted EBITDA, adjusted gross profit and adjusted gross margin may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

SUPPLEMENTAL METRICS

The following metrics are intended as a supplement to the financial statements found in this release and other information furnished or filed with the SEC. These supplemental metrics are not necessarily derived from any underlying financial statement amounts.  We believe these supplemental metrics help investors understand trends within our business and evaluate the performance of such trends quickly and effectively. In the event of discrepancies between amounts in these tables and the Company's historical disclosures or financial statements, readers should rely on the Company's filings with the SEC and financial statements in the Company's most recent earnings release.

We intend to periodically review and refine the definition, methodology and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or changes, and such changes could be material.

	(Unaudited)
(Dollars in thousands)	Q4'18	Q1'19	Q2'19	Q3'19	Q4'19	Q1'20	Q2'20	Q3'20
Customer metrics
idiCORE - billable customers(1)	3,627	4,020	4,370	4,781	5,064	5,326	5,375	5,758
FOREWARN - users(2)	11,397	15,444	19,721	23,853	30,577	36,506	40,857	44,927
Revenue metrics
Contractual revenue %(3)	66%	67%	62%	66%	66%	69%	79%	68%
Revenue attrition %(4)	5%	5%	5%	6%	6%	8%	11%	10%
Revenue from new customers(5)	$1,096	$1,285	$1,596	$1,406	$1,018	$1,417	$916	$726
Base revenue from existing customers(6)	$3,127	$3,593	$4,480	$5,578	$6,690	$6,629	$5,047	$5,797
Growth revenue from existing customers(7)	$485	$856	$1,169	$1,273	$1,342	$1,254	$1,093	$2,744
Platform financial metrics
Platform revenue(8)	$4,112	$4,894	$6,153	$7,085	$7,652	$8,108	$6,857	$8,968
Cost of revenue (exclusive of depreciation and amortization)	$1,883	$2,069	$2,287	$2,286	$2,431	$2,498	$2,427	$2,489
Adjusted gross margin	54%	58%	63%	68%	68%	69%	65%	72%
Services financial metrics
Services revenue(9)	$595	$839	$1,093	$1,171	$1,399	$1,191	$200	$299
Cost of revenue (exclusive of depreciation and amortization)	$421	$600	$765	$836	$983	$794	$159	$214
Adjusted gross margin	29%	29%	30%	29%	30%	33%	20%	28%
Other metrics
Employees - sales and marketing	46	47	48	48	51	51	53	52
Employees - support	6	6	7	8	7	8	8	9
Employees - infrastructure	11	12	12	13	11	13	12	12
Employees - engineering	21	20	20	25	23	26	27	27
Employees - administration	14	14	14	13	16	15	14	15

(1)

We define a billable customer of idiCORE as a single entity that generated revenue in the last month of the period. Billable customers are typically corporate organizations. In most cases, corporate organizations will have multiple users and/or departments purchasing our solutions, however, we count the entire organization as a discrete customer.

(2)	We define a user of FOREWARN as a unique person that has a subscription to use the FOREWARN service as of the last day of the period. A unique person can only have one user account.
(3)

Contractual revenue % represents revenue generated from customers pursuant to pricing contracts containing a monthly fee and any additional overage divided by total revenue. Pricing contracts are generally annual contracts or longer, with auto renewal.

(4)

Revenue attrition is defined as the revenue lost as a result of customer attrition, net of reinstated customer revenue. It excludes expansion revenue and revenue from FOREWARN. Revenue is measured once a customer has generated revenue for six consecutive months. Revenue is considered lost when all revenue from a customer ceases for three consecutive months; revenue generated by a customer after the three-month loss period is defined as reinstated revenue. Revenue attrition percentage is calculated on a trailing twelve-month basis, the numerator of which is the revenue lost during the period due to attrition, net of reinstated revenue, and the denominator of which is total revenue based on an average of total revenue at the beginning of each month during the period.

(5)

Revenue from new customers represents the total monthly revenue generated from new customers in a given period. A customer is defined as a new customer during the first six months of revenue generation.

(6)

Base revenue from existing customers represents the total monthly revenue generated from existing customers in a given period that does not exceed the customers' trailing six-month average revenue. A customer is defined as an existing customer six months after their initial month of revenue.

(7)	Growth revenue from existing customers represents the total monthly revenue generated from existing customers in a given period in excess of the customers' trailing six-month average revenue.
(8)

Platform revenue consists of both contractual and transactional revenue generated from our data fusion technology platform, CORE. It includes all revenue generated through our idiCORE and FOREWARN solutions. The cost of revenue, which consists primarily of data acquisition costs, remains relatively fixed irrespective of revenue generation.

(9)	Services revenue consists of transactional revenue generated from our idiVERIFIED service. The cost of revenue, which consists primarily of third-party servicer costs, is variable.

Investor Relations Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com